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                                                                       EXHIBIT 5



                                                           January 19, 1999



L-3 Communications Corporation
600 Third Avenue, 34th Floor
New York, NY  10016

Ladies and Gentlemen:

                  We have acted as counsel to L-3 Communications Corporation, a Delaware corporation (the "Company"), and to Hygienetics Environmental Services, Inc., a Delaware corporation, L-3 Communications ILEX Systems, Inc., a Delaware corporation, Southern California Microwave, a California corporation, L-3 Communications SPD Technologies, Inc., a Delaware corporation, L-3 Communications ESSCO, Inc., a Delaware corporation, L-3 Communications Storm Control Systems, Inc., a California corporation, L-3 Communications DBS Microwave, a California corporation, SPD Electrical Systems, Inc., a Delaware corporation, SPD Switchgear Inc., a Delaware corporation, Pac Ord Inc., a Delaware corporation, Henschel Inc., a Delaware corporation, Power Paragon, Inc., a Delaware corporation, and SPD Holdings, Inc., a Delaware corporation (individually, a "Guarantor" and collectively, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $200,000,000 aggregate principal amount of Series B 8% Senior Subordinated Notes Due



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2008 (the "Exchange Notes") and the issuance by the Guarantors of guarantees
(the "Guarantees"), to be indorsed by the Guarantors on the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture (the "Indenture") among the Company, the Guarantors and the Bank of New York, as Trustee. The Exchange Notes will be offered by the Company in exchange for $200,000,000 aggregate principal amount of its outstanding 8% Senior Subordinated Notes due 2008 (the "Notes").

                  We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due incorporation and valid existence of the Guarantors, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:



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                  1. Assuming the Indenture has been duly authorized and validly executed and delivered by the parties thereto, when (a) the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company has or have taken all necessary corporate action to approve the issuance and terms of the Exchange Notes, the terms of the exchange and related matters and (b) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

                  2. Assuming the Indenture has been duly authorized and validly executed and delivered by the parties thereto, when (a) the Board of Directors of each Guarantor, a duly constituted and acting committee of each such Board or duly authorized officers of each Guarantor have taken all necessary corporate action to approve the issuance and terms of the Guarantees and related matters, (b) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (c) the Guarantees have been duly indorsed on the Exchange Notes, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

                  Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether


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considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

                  We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                                  Very truly yours,
                                                  /s/ Simpson Thacher & Bartlett
                                                  SIMPSON THACHER & BARTLETT



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